ATARI CORPORATION
1196 Borregas Avenue
Sunnyvale, California 94089-1302
_______________________________________

PROXY STATEMENT
_______________________________________

Annual Meeting of Shareholders
June 5, 1995


SOLICITATIONS OF PROXIES

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atari Corporation, a Nevada corporation ("the Company"), for use for the purposes set forth herein and in the accompanying Notice at the Annual Meeting of Shareholders to be held on Monday, June 5, 1995 at 2:00 P.M. at the Company's Meeting Room, 1196 Borregas Avenue, Sunnyvale, California 94089-1302, and all adjournments and postponements thereof ("the Meeting").

        This proxy statement, the accompanying form of proxy, and the Company's Annual Report on Form 10-K for the year ended December 31, 1994 were first mailed to shareholders entitled to notice of and vote at the Meeting on or about May 5, 1995.

        The cost of preparing, assembling and mailing this Notice of Annual Meeting of Shareholders, Proxy Statement and forms of proxy and the solicitation of proxies will be paid by the Company. In addition to this solicitation, proxies may be solicited in person or by telephone or telegraph by Directors, officers, employees or agents of the Company who will not receive any additional compensation for such solicitation. The Company will furnish proxy materials to brokers, fiduciaries or custodians holding shares in their names that are beneficially owned by others, to permit them to forward such materials to such beneficial owners. The Company will reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

REVOCABILITY OF PROXIES

        The enclosed Proxy is revocable at any time before its use by delivery to the Company of a written notice of revocation or a duly executed Proxy bearing a later date. If a person who has executed and returned a Proxy is present at the meeting and wishes to vote in person, he or she may elect to do so and thereby suspend the power of the proxy holders to vote his or her Proxy.

VOTING

        The close of business on April 6, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. On that date, there were 63,674,785 shares of the Company's Common Stock outstanding. Each shareholder of record on the record date is entitled to one vote for each share of Common Stock held by such shareholder on any matter that may be presented for consideration and action by the shareholders at the Meeting. In the election of Directors, those Directors and nominees receiving the most votes cast (provided a quorum is present) will be elected. Any other action shall be authorized by a majority of the votes cast at the Meeting, provided a quorum is present. Shareholders are not permitted to cumulate their votes in the election of Directors.

        The required quorum for the transaction of business at the Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the record date. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted by the Company as present at the meeting. Abstentions will also be counted by the Company in determining the number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted in determining the number of votes cast.

CERTAIN OWNERSHIP OF COMMON STOCK

        The following table sets forth information, as of April 6, 1995, with respect to beneficial ownership of Common Stock (a) by persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, (b) by each director or nominee, (c) each executive officer named in the summary compensation table, and (d) by all directors and officers of the Company as a group.

        Name of Beneficial Owner         Amount and Nature       Percent of
                                         of Beneficial           Outstanding
                                         Ownership               Common Stock

        Jack Tramiel (1)                 12,437,676 (2)          19.4%

        Time Warner Inc., and its wholly
        owned subsidiary Warner
        Communications, Inc. (3)         15,571,200              24.3%

        Sega Holdings USA Inc. (6)       4,705,883               7.4%

        Leonard Tramiel (1)              5,254,446 (5, 7)        8.2%

        Sam Tramiel (1)                  5,279,297 (4, 7)        8.3%

        Garry Tramiel (1)                4,175,047 (7)           6.5%

        Leonard I. Schreiber             216,100 (7)              *

        August J. Liguori                118,250 (7)              *

        Michael Rosenberg                45,000 (7)               *

        Dean Fox                         - 0 -                    *

        Laurence M. Scott, Jr.           30,500 (7)               *

	All directors and officers as a
        group (8 persons).               23,379,269 (7)          36.5%





        *       Less than 1% of the outstanding shares of the Company's Common
                Stock.

        (1) The address of Messrs. Jack Tramiel, Sam Tramiel, Leonard Tramiel, and Garry Tramiel, is 1196 Borregas Avenue, Sunnyvale, California 94089.

        (2) The number of shares indicated as beneficially owned by Mr. Jack Tramiel includes shares held jointly by Jack and Helen Tramiel, his wife. Jack Tramiel disclaims beneficial ownership.

        (3) The address of Time Warner Inc. is 75 Rockefeller Plaza, New York, New York 10019.

        (4) This number includes 50,708 shares held in trust for Mr. Sam Tramiel's three minor children; however, Mr. Tramiel disclaims beneficial ownership of the shares. This number also includes 40,000 shares owned by Tziporah Tramiel, Mr. Tramiel's wife; however, Mr. Tramiel disclaims beneficial ownership of these shares.

        (5) This number includes 40,000 shares owned by Preeva Tramiel, wife of Leonard Tramiel and 8,000 shares owned by minor children of Mr. Tramiel; however, Mr. Tramiel disclaims beneficial ownership of these shares.

        (6) The address of Sega Holdings USA is c/o Sega of America, Inc., 303 Twin Dolphin Drive, Suite 200, Redwood City, California 94065.

        (7)     Includes options to purchase 185,000, 10,000, 45,000, 21,250,
                20,000, 20,000, 30,500, and 331,750 shares exercisable within 60 days of the date of this Proxy held by Messrs. Sam Tramiel, Garry Tramiel, Leonard Tramiel, August Liguori, Leonard Schreiber, Michael Rosenberg, Laurence Scott, and all directors and officers as a group, respectively.


ELECTION OF DIRECTORS

        The Company's directors are to be elected at each annual meeting of shareholders. At this Meeting, five directors will be elected to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The nominees for election as directors at this Meeting are set forth in the table below. All are incumbent directors who have served as such during the last fiscal year. Each of the nominees has consented to serve as director if elected.


        In the event that any of the nominees for directors should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company's existing Board of Directors. To the best of the Company's knowledge, all nominees are and will be available to serve.

        Nominee           Age    Position(s) with the Company

        Jack Tramiel       66    Chairman of the Board
        Sam Tramiel        45    Director, President and Chief Executive Officer
        August J. Liguori  43    Director, Vice President - Finance, Chief
                                 Financial Officer, Treasurer, and Secretary
        Leonard Schreiber  80    Director
        Michael Rosenberg  67    Director

        Jack Tramiel founded the Company in May 1984 and has served as its Chairman and, until May 1988, Chief Executive Officer. Mr. Tramiel is the father of Sam, Leonard, and Garry Tramiel.

        Sam Tramiel has been President and a Director of the Company since June
                1984 and became Chief Executive Officer in 1988.

        August J. Liguori joined the Company in April 1986 as Vice President -
                Administration, Atari U.S. Corp. Mr. Liguori served as Vice President and General Manager, Atari U.S. Corp. from October 1986 to October 1989; as Vice President, Atari Corporation, October 1989 to October 1990; and as Vice President - Finance, Treasurer, and Chief Financial Officer since October 1990, and Secretary since June 1994. He became a director in 1992.

        Leonard I. Schreiber has been a Director of the Company since its formation in 1984 and served as a Vice President and Secretary of the Company from its formation through 1986. He is a partner of Schreiber & McBride, which serves as General Counsel to the Company.

        Michael Rosenberg was elected to the Company's Board of Directors in May
                1987. Mr. Rosenberg has been Chairman and Chief Executive Officer of Ross & Roberts, Inc., a plastics company, since he acquired that company in September 1987. Prior to September 1987, he was employed by Ross & Roberts, Inc. He is a Certified Public Accountant.

Director Fees

        The outside directors, Michael Rosenberg and Leonard Schreiber, are paid $500.00 per meeting. Each outside director received options to purchase 20,000 shares of Common Stock in 1992 at an exercise price of $1.75 per share, vesting over five year period.



Board Meetings and Committees

        The Company's Board of Directors met five times during 1994. Each director attended at least 80% in aggregate of the meetings of the Board of Directors and of the Committees on which such director served during the year. The Board has the following Committees:

        Executive Committee  The members are:  Jack Tramiel,  Sam Tramiel, and
                August Liguori. The Committee met three times during the year. The Executive Committee reviews and recommends to the Board of Directors action on major business activities of the Company.

        Audit Committee   The members are: Leonard I. Schreiber and Michael
                Rosenberg. The Committee met once during the year. The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

        Compensation & Stock Option Committee  The members are:  Jack Tramiel,
                Leonard I. Schreiber and Michael Rosenberg. The Committee met twice during the year. The Compensation and Stock Option Committee reviews and approves the Company's executive compensation policy and administers the Company's stock option and restricted stock plan.

Management recommends voting "FOR" the election of Messrs. J. Tramiel, S. Tramiel, A. Liguori, L. Schreiber, and M. Rosenberg. Unless otherwise directed by a shareholder, proxies will be voted "FOR" the election of such nominees.

EXECUTIVE OFFICERS OF THE COMPANY

        The following table sets forth those executive officers not set forth above as Directors:

        Name                    Age     Position(s) with the Company
        Dean Fox                49      Senior Vice President, Marketing, Atari
                                        Corporation since March 1995. From 1990 to March 1995, Mr. Fox worked as a consultant to the entertainment software and video game industry.

        Laurence M. Scott, Jr.  49      Vice President, Manufacturing and
                                        Operations, Atari Corporation, October
                                        1992 to December 1994; President,
                                        Radofin, an OEM contract manufacturer in Japan, from May 1978 to November 1991.

        Leonard Tramiel         40      Vice President - Advanced Software
                                        Development, Atari Corporation since
                                        March 1991; Vice President- Software
                                        Development, Atari Corporation, July
                                        1984 to March 1991.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Leonard Schreiber, a director of the Company, was a member of the Compensation Committee during 1994. He is not a present officer or employee of the Company or any of its subsidiaries. Mr. Schreiber served as a Vice President of the Company from its formation in 1984 through 1986.

        Michael Rosenberg, a director of the Company, was a member of the Compensation Committee during 1994. He is not a present officer or employee of the Company or any of its subsidiaries.

        Jack Tramiel, a director of the Company, was a member of the Compensation Committee during 1994. He was an employee and executive officer of the Company from its inception until May 1994.

        The information contained below under the captions "Compensation Committee Report of Executive Compensation" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

General

        How the Company compensates executives reflects how they -- and the Company -- perform. But actually measuring performance is a complex subject, and the Compensation Committee and the Board of Directors firmly believe that the Company's shareholders are entitled to a detailed, clear explanation of what is involved.

        This report consists of three sections. First, the report discusses the compensation philosophy of the Company. Simply stated, Atari believes in tying pay to performance. Second, the report discusses the three elements which comprise compensation -- salary, annual and long- term incentive compensation. Third, the report discusses the Chief Executive Officer's compensation and how his pay is tied to both his and the Company's performance.


Compensation Philosophy

        The Company's compensation philosophy is designed to achieve a number of results:

        Provide a direct link between executive pay and Company performance on behalf of its shareholders;

        Attract, motivate and retain key executives;

        Compensate executives for their successful long-term strategic management of the Company; and

        Establish compensation opportunities based on competitive levels among comparably-sized companies.

Elements of Executive Compensation

        Executives are compensated with a base salary, stock options and a bonus plan. This combination is intended to provide executives with a base salary that is competitive in the industry, with short-term incentives through a bonus plan based on annual profitability, and long-term incentives based on the value of stock through holdings or options. This plan means that the Company's compensation for its executives in the near term is salary and, if the Company is profitable, a bonus, while in the longer term the executives will significantly increase their overall income by achieving and sustaining profitability that is reflected in the value of the Company's stock in the open market.

Salary

        Base salaries are generally positioned at approximately the Company's perception of the market rate in the multimedia industry. Total compensation, which includes base salary plus incentives, is positioned at the average of general industry median pay levels. Both categories are used to ensure that if the Company engages in any future executive recruitment, compensation accurately reflects the marketplace.

        In 1994, the Compensation Committee approved an offer to officers and others that were subject to a salary cut in May, 1993. The offer took the form of a choice of (i) reinstatement of salary to amounts earned prior to May, 1993; or (ii) in lieu of reinstatement of salary, receiving options to purchase two
(2) shares, exercisable at the fair market value on the grant date ($5.25 per share) for each dollar of salary cut; or (iii) a combination of reinstatement of a portion of salary and a portion of stock options. All officers (except Sam Tramiel, President and CEO) elected a reinstatement of salary to amounts earned prior to May, 1993; Mr. Sam Tramiel selected a combination of reinstatement of a portion of salary and a portion of stock options.

Bonus Plan and Special Bonus

        The Company has a bonus plan whereby a bonus pool equal to 10% of the yearly increase in after-tax profits, exclusive of extraordinary and non-recurring items, is made available for distribution on a discretionary basis. The Board of Directors feels that such a plan is necessary to attract and keep qualified employees. In 1994, the Company distributed no bonus payments other than as specified below. Since the Company has made no distribution under this plan, the Compensation Committee has not formalized performance standards and related distribution.

        In addition, in 1994 the Compensation Committee (Mr. Jack Tramiel abstaining) elected to grant to Mr. Sam Tramiel a bonus of $250,000 and Mr. Liguori a bonus of $50,000 following the execution of certain agreements with Sega Enterprises, Ltd. ("Sega") in which the Company received from Sega $69.8 million as follows:

        $40.0 million from the sale to Sega of 4,705,883 common shares at a purchase price of $8.50 per Share; and

        $29.8 million ($50.0 million net of $20.2 million of legal fees and associated costs) in exchange for a grant of a comprehensive license by the Company to Sega of a library of Atari patents issued between 1977 through 1984 (excluding certain of the Company's Jaguar and Lynx patents) through the year 2001.

        The Compensation Committee granted such bonus in recognition of outstanding performance with respect to work in connection with the sale of the stock and grant of the license to Sega.

Chief Executive Officer Compensation

        As already discussed, the Company's executive compensation program is based on performance. The Chief Executive Officer's total 1994 compensation was designed to be equal to the multimedia industry median pay levels. During 1994, Mr. Tramiel received a salary of $150,000, a bonus specified above, and options to purchase 25,000 shares of Common Stock in lieu of a complete reinstatement of salary as described above.

COMPENSATION COMMITTEE

Jack Tramiel
Leonard I. Schreiber
Michael Rosenberg

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return
Between Atari Corporation, AMEX Composite Index and Chips & Technologies, Inc.

   PERFORMANCE GRAPH submitted on printed preliminary Definitive 14A Proxy Statement, filed with the SEC on May 9, 1995.

                Cumulative Total Return

                1988    1989    1990    1991    1992    1993    1994
Atari Corp      $100    $153    $31     $27     $21     $102    $68
AMEX            $100    $124    $101    $129    $130    $156    $142
CHPS            $100    $136    $55     $58     $34     $49     $53

                Percent Annual Change
                1988    1989    1990    1991    1992    1993    1994
Atari Corp      $100    53%     -80%    -14%    -21%    384%    -34%
AMEX            $100    24%     -18%    28%     1%      20%     -9%
CHPS            $100    36%     -60%    7%      -42%    44%     8%


Selection of Peer Company

        During 1994, the Company's principal products were the Jaguar video game console, associated games, the Lynx handheld console and associated games, and personal computers. Revenues from the video game and personal computer segments represented 84% and 16%, respectively, of total revenue. The Company does not believe it can reasonably identify a peer group and/or a peer company because the Company's competition were in two different lines of business, and therefore a fair comparison cannot be made. The Company believes that a fair peer comparison is Chips & Technologies, Inc. which develops technology for similar lines of business for broader applications, i.e., microprocessors and customized chips. In addition, Chips & Technologies has a similar market capitalization to the Company.

EXECUTIVE COMPENSATION

        The following table sets forth all compensation earned during the past three fiscal years by the Chief Executive Officer of the Company and the three current and former executive officers of the Company other than the Chief Executive Officer that were most highly compensated for service rendered to the Company during the last fiscal year (collectively, Executive Officers) :

SUMMARY COMPENSATION TABLE

                                Annual Compensation             Long Term
                                                                Comp Awards

Name &           Year    Salary ($)      Bonus ($)       Other   Options (#)
Principal                                                Annual
Position                                                Comp ($)1

Sam Tramiel      1994    150,000         250,000         206     25,000
 President and   1993    166,346         - 0 -           239     25,000
 Chief           1992    207,692         - 0 -           306     - 0 -
 Executive
 Officer

August J.
 Liguori         1994    142,834         50,000          190     - 0 -
 Chief           1993    134,856         - 0 -           175     36,250
 Financial       1992    155,769         - 0 -           206      - 0 -
 Officer

Laurence Scott,
 Jr.             1994    133,425         - 0 -           291     - 0 -
 Vice President, 1993    131,250         - 0 -           2,247   10,500
 Manufacturing   1992    24,231          - 0 -           684     50,000
 and Operations

Richard Miller   1994    142,644         - 0 -           93      - 0 -
 Vice President, 1993    140,625         - 0 -           108     66,250
 Technology (2)  1992    150,000         - 0 -           108     - 0 -


(1)     Group term life insurance benefits.
(2)	Mr. Miller resigned in November 1994.

Stock Options

        The following table sets forth information as to options to purchase Common Stock granted to each of the Executive Officers:



Option Grants in Last Fiscal Year


                                                       Potential Realizable
                                                       Value at Assumed
                                                       Annual Rates of Stock
                                                       Price Appreciation for
                        Individual Grants              Option Term (1)
- --------------- -------------------------------------- ----------------------
Name            Number of    % of Total Exer-   Expir- 5%       10%
                Securities   Options    cise    ation
                Underlying   Granted To Price   Date
                Options      Employees  ($$ /Sh)
                Granted (#)  in Fiscal
                             Year
- --------------- -----------  ---------- ------- ------- ------- -------------

Sam Tramiel     25,000 (2)      8% (3)  $5.25   May     $36,262 $80,129
                                                1999

Laurence Scott  - 0 -           - 0 -   N / A   N / A   N / A   N / A

August Liguori  - 0 -           - 0 -   N / A   N / A   N / A   N / A

Richard Miller  - 0 -           - 0 -   N / A   N / A   N / A   N / A
  (departed)


(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The "potential realizable value" at the assumed rates of appreciation were calculated using, as the base, the exercise price of $5.25 per share.

(2) This option was granted pursuant to the Company's 1986 Stock Option Plan as amended in 1989. The exercise price of the option was equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Company's Board of Directors. The option expires five years from the date of grant. The option vests as follows: 25% per quarter over the 12 months following the date of grant.

(3) Based on options to purchase an aggregate of 289,500 shares granted in 1994 by the Company under the 1986 Stock Option Plan as amended in 1989.

        The following table is a summary of the stock options of the Executive Officers as of December 31, 1994.

               Shares Value    Number of Securities      Value of Unexercised
             Acquired Realized Underlying Unexercised    in the Money options at
                   on ($)      options at Fiscal         Fiscal year-end($)(1)
             Exercise          year-end
                  (#)

NAME                           Exercisable Unexercis'ble Exercisable Unexercis'ble
- -------------- ------ -------- ----------- ------------- ----------- -------------
Sam Tramiel     - 0 -    - 0 - 132,500     92,500        $97,560     $64,800
August Liguori  - 0 -    - 0 - 16,250      20,000         34,914      16,200
Laurence Scott  - 0 -    - 0 - 30,500      30,000         77,109      69,200
Richard Miller 66,000 $201,975 26,250      40,000         60,834      72,400

__________________________________

(1) Value of underlying securities at year end ($3.81 on December 31, 1994), minus the exercise price per share.


CERTAIN TRANSACTIONS

        Loans were outstanding from the following Executive Officers of the Company and are repayable on demand:

                               Purpose         Highest         Outstanding
        Name                   of Loan         During Year     April, 1995  Rate

   August J. Liguori           Personal Loan   $76,000         $56,000      7%

        In addition, the Company sold 1,500,000 shares of common stock to Time Warner Inc. at a price of $8.50 per share. The Company also issued 70,000 shares of common stock to Atari Games Corporation, a subsidiary of Time Warner Inc. to extinguish accrued royalty liabilities and minimum guarantees. These transactions closed on April 19, 1994.

SHAREHOLDER PROPOSALS

        Shareholders intending to offer proposals for consideration at the Company's 1996 Annual Meeting of Shareholders must deliver the proposal to the Company no later than January 10, 1996 to be included in its proxy statement and form of proxy relating to that meeting. Such proposals must comply with applicable corporation laws and with regulations of the Securities and Exchange Commission with respect to matters which may properly be submitted for action by the shareholders, and should be addressed to the Secretary of the Company at 1196 Borregas Avenue, Sunnyvale, California 94089.

RATIFICATION OF APPOINTMENT OF AUDITORS

        Deloitte & Touche LLP has served as the Company's independent auditors since 1984. The Board of Directors has again selected such firm to audit the financial statements of the Company for the year ending December 31, 1995 and submits this selection for shareholder approval. If the shareholders reject this selection, the Board will consider other firms of independent auditors. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and may make a statement and respond to appropriate shareholder questions.

        Management recommends voting "FOR" the election of Deloitte & Touche LLP as auditors. Unless otherwise directed by a shareholder, proxies will be voted "FOR" the election of Deloitte & Touche LLP as independent auditors.

ANNUAL REPORTS

        The Company is using its Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission, as its Annual Report to Shareholders for the fiscal year-ended December 31, 1994. Such report is being mailed to shareholders with these proxy materials; however, such report is not incorporated in this Proxy Statement and shall not be deemed to be a part of the Proxy solicitation material.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all directors, officers and 10% shareholders of the Company filed with the Securities and Exchange Commission on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934 during or with respect to the Company's most recent fiscal year.

OTHER BUSINESS AND DIRECTOR NOMINATIONS

        At the time of the preparation of this Proxy Statement, the Company's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the person named in the accompanying form of Proxy will vote or refrain from voting in accordance with his or her best judgment.

                                              By Order of the Board of Directors


                                              /S/ August Liguori

                                              August Liguori, Secretary